Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MANATRON, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-1983228 (I.R.S. Employer Identification Number)

510 East Milham Road Portage, Michigan (Address of Principal Executive Offices)	49002 (Zip Code)

MANATRON, INC.
EXECUTIVE STOCK PLAN OF 2000
(Full Title of the Plan)

Paul R. Sylvester President, Chief Executive Officer Manatron, Inc. 510 East Milham Road Portage, Michigan 49002	Copies to:	Stephen C. Waterbury Warner Norcross & Judd LLP 900 Old Kent Building 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent For Service)

(616) 567-2900
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee
Common Stock, no par value	150,000 shares(3)	$4.25	$637,500	$168.30
(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	On December 14, 2000, the average of the bid and ask price of the Common Stock of Manatron, Inc. was $4.25 per share. The registration fee is computed in accordance with Rule 457(h) and (c).
(3)

Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

                    The following documents filed by Manatron, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's Annual Report on Form 10-K for the year ended April 30, 2000.

          (b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Registrant's latest fiscal year covered by the financial statements included in the Annual Report referred to in (a) above.

          (c)          The registration statement on Form 8-A for the Registrant's Common Stock contains a description of the stock contained in this registration statement filed with the Commission pursuant to the Exchange Act.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold from the date of filing of such documents shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.         Description of Securities.

                    The class of securities to be offered is registered under Section 12 of the Exchange Act. A description of such securities has been incorporated by reference in Item 3(c) above.

Item 5.         Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.         Indemnification of Directors and Officers.

                    The Company's Restated Articles of Incorporation and Bylaws generally require The Company to indemnify its directors and officers to the fullest extent permissible under Michigan law against all expenses (including amounts paid in settlement) incurred in any proceeding (whether or not such proceeding was by or in the right of the Company, a subsidiary or otherwise) in which they were a party because of their position as a director or officer of The Company or because they served at the request of The Company as a director, officer, employee or agent of another corporation or entity. The provision also allows for the advancement of litigation expenses at the request of a director or officer under certain circumstances.

                    The Company provides its directors and officers with indemnity agreements to indemnify its directors and officers to the fullest extent permissible under current or future Michigan law. The indemnification agreements indemnify officers and directors who provide the Company with a detailed written request for indemnification accompanied with relevant invoices and other documentation. The Company agrees to promptly reimburse or advance its directors and officers unless (i) remuneration was in violation of law, (ii) a director's or officer's conduct was knowingly fraudulent, deliberately dishonest or willful misconduct, (iii) a director's or officer's conduct was an intentional infliction of harm upon the Company or its shareholders, (iv) a court determines that indemnification under the agreement is unlawful, (v) a director or officer initiates a proceeding against the Company or any of its directors or officers, which the Company is not joined with such director.

                    Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    Identification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions by the MBCA, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                    A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by (i) a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of not less than two disinterested directors, (iii) independent legal counsel, (iv) all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or (v) the shareholders.

                    Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii)  the person furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

                    The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

                    The MBCA permits the Registrant to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with the Registrant, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors, officers and employees.

                    All of the above provisions could affect the liability of the Company's directors and officers in their capacities as such.

Item 7.         Exemption From Registration Claimed.

                    Not applicable.

Item 8.         Exhibits.

                    (a)          The following exhibits are filed or incorporated by reference as part of this registration statement:

Exhibit Number	Document

4.1	Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.2	Bylaws. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1999 and incorporated herein by reference.

4.3

Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5	Opinion of Legal Counsel.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Legal Counsel. Included in Exhibit 5 above.

24	Powers of Attorney.

Item 9.         Undertakings.

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form  S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portage, state of Michigan, on this 4th day of December 2000.

MANATRON, INC. By /s/ Paul R. Sylvester Paul R. Sylvester President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul R. Sylvester Paul R. Sylvester	Director, President and Chief Executive Officer (Principal Executive Officer and Principal Financial Officer)	December 4, 2000

/s/ Krista Inosencio Krista Inosencio	Controller	December 4, 2000

*Randall L. Peat	Director	December 4, 2000

*Richard J. Holloman	Director	December 4, 2000

*Douglas A. Peat	Director	December 4, 2000

*Jane M. Rix	Director	December 4, 2000

*Stephen C. Waterbury	Director	December 4, 2000

*Harry C. Vorys	Director	December 4, 2000

*Gene Bledsoe	Director	December 4, 2000

*Allen F. Peat	Director	December 4, 2000

*W. Scott Baker	Director	December 4, 2000

*By /s/ Paul R. Sylvester Paul R. Sylvester Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Restated Articles of Incorporation. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1995, and incorporated herein by reference.

4.2	Bylaws. Previously filed as an exhibit to the Company's Form 10-K Annual Report for the fiscal year ended April 30, 1999 and incorporated herein by reference.

4.3

Rights Agreement dated June 2, 1997 between Manatron, Inc. and Registrar and Transfer Company. Previously filed as an exhibit to the Company's Form 8-A filed on June 11, 1997, and incorporated herein by reference.

5	Opinion of Legal Counsel.

23.1	Consent of Arthur Andersen LLP.

23.2	Consent of Legal Counsel. Included in Exhibit 5 above.

24	Powers of Attorney.